Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Announces Third Quarter Financial Results

Conference Call and Webcast Scheduled for 8:30 a.m. ET Today

WILMINGTON, DE – November 4, 2004 – Incyte Corporation (Nasdaq:INCY) announced today its financial results for the third quarter ended September 30, 2004 and reported on its drug discovery and development programs in the treatment of human immune deficiency virus (HIV) infection, inflammation and cancer.

Recent accomplishments include:

•	Repurchase of $38.4M of its 5.5% convertible subordinated notes

•	Announcement of a public offering of 9 million shares of common stock at $9.75 per share resulting in estimated net proceeds of $83.3 million

•	Presentation of positive Reverset ™ Phase IIa results at the 44th International Conference on Antimicrobial Agents and Chemotherapy

•	Completion of patient enrollment and dosing of a phase I single and multiple dose trial for Incyte’s lead orally bioavailable CCR2 antagonist

Financial Results

Repurchase of 5.5% Convertible Subordinated Notes

During the third quarter of 2004, Incyte repurchased, and retired, a total of $38.4 million of its 5.5% convertible subordinated notes. The repurchase reduced the outstanding principal amount of the notes to $128.1 million from $166.5 million. The 5.5% notes were issued in February 2000 and are due February 1, 2007 and have a conversion price of $67.42.

Cash Position

As of September 30, 2004, cash and short-term investments totaled $412.6 million compared to $293.8 million as of December 31, 2003. As noted above, the company expects to receive net proceeds of approximately $83.3 million from its recent public offering of common stock. If the underwriter of the offering exercises its over-allotment option, the company will receive additional proceeds. The company now expects to use between $120.0 to $130.0 million in cash in 2004, which represents a decrease from prior cash use guidance of $130.0 to $140.0 million. The company’s cash use guidance excludes any debt repurchases or possible in-license or purchase of products in clinical development.

Revenue

Revenues for the quarter ended September 30, 2004 were $3.4 million as compared to $13.2 million for the same period in 2003. Year to date 2004 revenue was $15.2 million as compared to $36.8 million for the same period in 2003. Revenue guidance for the full year 2004 is now expected to be in the range of $15.0 to $17.0 million, which represents an increase from prior guidance of $12.0 million to $14.0 million.

Net Loss

The net loss for the third quarter ended September 30, 2004 was $26.0 million, or $0.35 per share, as compared to $43.0 million, or $0.60 per share, in the third quarter of 2003. Included in the third quarter 2004 net loss was a charge of $2.5 million, which is included in interest and other income/expense, net, as a result of a writedown related to a reduced market valuation in a strategic investment that Incyte holds in another company.

Included in the third quarter 2003 net loss was a charge for purchased in-process research and development of $6.3 million related to the collaborative in-licensing agreement for the development of Reverset. In addition, the company recorded a charge of $13.4 million in the third quarter of 2003, which is included in interest and other income/expense, net, as a result of writedowns related to reduced market valuations in strategic investments that Incyte holds in other companies.

The net loss for the nine months ended September 30, 2004 was $127.3 million, or $1.74 per share, as compared to $125.7 million, or $1.77 per share, for the same period in 2003. Included in the year to date 2004 net loss are restructuring and related charges of $42.5 million, which were primarily associated with the closure of the company’s facilities in Palo Alto. The company is maintaining its prior guidance of up to $47 million for restructuring charges in 2004.

Also included in the net loss for the nine months ended September 30, 2004 and 2003 were charges of $5.2 million and $16.1 million, respectively, as a result of certain write-downs related to reduced market valuations in strategic investments that Incyte holds in other companies. These charges are included in interest and other income/expense, net.

Included in the net loss for the nine months ended September 30, 2003 was a charge for purchased in-process research and development of $34.4 million, which included a $6.3 million upfront payment related to our collaborative licensing agreement for the development of Reverset and a $28.1 million expense related to our acquisition of Maxia Pharmaceuticals, Inc.

Research and development expense for the third quarter ended September 30, 2004 was $18.6 million as compared to $28.6 million for the same period last year. Research and development expense for the nine months ended September 30, 2004 was $70.4 million as compared to $88.7 million for the same period last year. The decrease in research and development expense is the result of the company’s restructuring efforts at its former Palo Alto facilities, which were partially offset by increased expenses associated with our drug development programs. The company continues to expect its overall research and development expense for 2004 to be in the range of $91.0 to $95.0 million.

Selling, general and administrative expenses for the third quarter ended September 30, 2004 were $5.2 million as compared to $8.6 million for the same period last year. Selling, general and administrative expenses for the nine months ended September 30, 2004 were $17.0 million, as compared to $23.7 million for the same period in 2003. The decrease is a result of the company’s restructuring efforts at its former Palo Alto facilities. The company continues to expect selling, general and administrative expenses for the year to be in the range of $21 to $23 million.

Subsequent Event – Sale of Common Stock

On November 1, 2004, we announced the public offering of 9 million shares of our common stock at $9.75 per share. Closing of the offering is scheduled for November 5, 2004. We estimate that net proceeds from this offering will be approximately $83.3 million, after deducting the underwriting discounts and commissions and estimated offering expenses. The company granted the underwriter an option exercisable for thirty days to purchase up to an additional 1,350,000 shares of newly issued common stock to cover over-allotments, if any.

Incyte anticipates using the net proceeds from the offering for general corporate purposes, including the repayment of outstanding debt and research and development activities.

Update on Drug Discovery and Development Programs

Paul Friedman, M.D., Incyte’s president and chief executive officer, stated, “We have made steady progress in the development of Reverset for HIV, our CCR2 antagonist for inflammatory diseases and our novel sheddase inhibitor for solid tumors. With this progress, our pipeline has the potential to include three clinical compounds in development by early next year and a number of novel proprietary discovery programs in cancer, diabetes, inflammation and HIV.”

Reverset: Oral Nucleoside-Analogue Reverse Transcriptase Inhibitor (NRTI)

During the third quarter, we continued to enroll patients into Study 203, a Phase IIb trial using Reverset in combination with other antiviral agents. This double-blind, placebo-controlled study is designed to evaluate three doses of Reverset, 50, 100 and 200 mg doses versus placebo, and involves 180 treatment-experienced HIV-infected individuals. An interim analysis of 80 patients who have completed a minimum of 30 days of treatment is scheduled to occur by year-end.

At the 44th International Conference on Antimicrobial Agents and Chemotherapy (ICAAC), Dr. Robert Murphy, M.D., Professor of Medicine, Northwestern University presented results from Study 202 on eight of the 10 treatment-experienced patients who received the 200 mg once-a-day dose of Reverset. As was initially presented at the XV International AIDS Conference in Bangkok this summer, the mean reduction in viral load among the eight treatment-experienced subjects dosed with Reverset was 0.8 log10 copies/mL. The more detailed findings presented at ICAAC further support that Reverset may be an effective therapy for patients affected by the specific viral mutations often seen in treatment with currently available NRTI therapies.

INCB3284: Oral CCR2 Antagonist for Chronic Inflammation

We have completed patient enrollment and dosing of a Phase I single-center, single and multiple dose study in healthy volunteers. We are proceeding with plans for Phase II development that will be based on results from our Phase I trials.

The Phase I trial also included a pharmacological “proof-of-principle” component in the form of a delayed type hypersensitivity skin test. While this study remains blinded, these results have the potential to provide evidence of INCB3284’s pharmacodynamic effects in humans. The company expects to present the Phase I results in an appropriate scientific forum in the first half of 2005.

INCB7839: Oral Sheddase Inhibitor for Cancer

Investigational New Drug (IND) enabling studies for INCB7839, the company’s oral sheddase inhibitor that is being developed as a treatment for breast cancer and other solid tumors, have been completed. Thus far, INCB7839 has been well-tolerated, and has demonstrated good pharmacokinetic and pharmacologic properties, in multiple preclinical models. Based on results to date, we expect to file the IND by year-end and begin a Phase I clinical trial in the first quarter of next year.

Early-Stage Discovery Programs

A number of additional early stage discovery efforts, primarily in cancer, diabetes, inflammation and HIV are also underway. In parallel with our internal discovery efforts, we continue to seek compounds in our core therapeutic areas that may be available for in-licensing from other companies.

Conference Call Information

Incyte will host a conference call on Thursday, November 4, 2004 at 8:30 a.m. ET to discuss the news contained in this release. The domestic dial in number is 877-692-2592 and the international dial in number is 973-582-2700. The conference ID # is 5309457.

If you are unable to participate, a replay of the conference call will be available through December 4, 2004 (12:00 midnight ET). The replay dial-in number for the U.S. is 877-519-4471 and dial-in number for international callers is 973-341-3080. The replay pin number is 5309457.

The conference call will also be webcast live and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware based drug discovery and development company with a growing pipeline of oral compounds to treat HIV, inflammation, cancer and diabetes. The company’s most advanced product candidate, Reverset, is an oral, once-a-day therapy in Phase II clinical trials to treat patients with HIV infections. The company’s lead internal compound, INCB3284, is a proprietary, oral CCR2 antagonist in Phase I development that may have therapeutic value in a number of chronic inflammatory diseases. Incyte has several other early drug discovery programs underway and a proteomic information business based in Beverly, Massachusetts.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the timing of an interim analysis of Study 203, the potential benefits and expected resistance and tolerabililty profile of Reverset, the expected utility of Incyte’s CCR2 compounds, plans for a Phase II development of Incyte’s lead orally available CCR2 compound and expected plans to present the Phase I results in the first half of 2005, plans to file the IND for its lead sheddase inhibitor compound by the end of 2004 and enter into human testing in the first quarter of 2005, the expected cash impact in 2004 from restructuring related charges, Incyte’s expected reduction in annual operating expenses associated with this restructuring, financial guidance as to expected cash utilization, revenues and expenses for 2004, and the estimated net proceeds from the public offering of common stock and the expected use of proceeds from that offering, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risk that additional clinical trials may be unsuccessful or insufficient to meet applicable regulatory standards, the results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements and the ability to raise additional capital, the ability to implement technological improvements, unanticipated costs and transition risks associated with restructuring plans, unexpected attrition in the company’s Delaware and Massachusetts facilities, Incyte’s ability to obtain regulatory approval for its products or to conduct clinical trials for its product candidates, its ability to enroll a sufficient number of patients for its clinical trials and its ability to obtain effective patent protection for its discoveries and to continue to be effective in expanding its patent coverage, the satisfaction of conditions to closing of the public offering, and other risks detailed from time to time in Incyte’s filings with the Securities Exchange Commission, including its Quarterly Report on Form 10-Q for the three months ended June 30, 2004 . Incyte assumes no obligation and expressly disclaims any duty to update the information contained in this press release.

Financial Statements Follow

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$3,393	$13,249	$15,198	$36,794
Costs and expenses:
Research and development	18,629	28,619	70,379	88,675
Selling, general and administrative	5,236	8,585	17,041	23,656
Purchased in-process research and development	—	6,250	—	34,366
Other expenses	(132)	(35)	42,538	1,358

Total costs and expenses	23,733	43,419	129,958	148,055

Loss from operations	(20,340)	(30,170)	(114,760)	(111,261)
Interest and other income (expense), net	(571)	(11,259)	1,403	(7,536)
Interest expense	(4,623)	(2,299)	(13,011)	(7,177)
Gain (loss) on repurchase of convertible subordinated notes	(226)	706	(226)	706
Gain (loss) on certain derivative financial instruments, net	(216)	200	(470)	263

Loss before income taxes	(25,976)	(42,822)	(127,064)	(125,005)
Provision for income taxes	—	190	227	691

Net loss	$(25,976)	$(43,012)	$(127,291)	$(125,696)

Basic and diluted net loss per share:	$(0.35)	$(0.60)	$(1.74)	$(1.77)

Shares used in computing basic and diluted net loss per share	73,323	72,185	72,966	71,022

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	September 30, 2004	December 31, 2003
Cash, cash equivalents, and marketable securities	$412,562	$293,807
Total assets	470,504	379,545
Convertible subordinated notes	378,846	167,786
Total stockholders’ equity	30,760	154,333